Exhibit 1.01

CONFLICT MINERALS REPORT

TO

FORM SD SPECIALIZED DISCLOSURE REPORT

OF

ECOLAB INC.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws.  Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend” and the like, or the use of the future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary Conflict Minerals (as such term is defined below) benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source Conflict Minerals and (3) political and regulatory developments, whether in the Democratic Republic of the Congo (“DRC”) region, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of the filing of this document or to reflect the occurrence of unanticipated events.

I.             Introduction

Except where the context otherwise requires, references in this Conflict Minerals Report to “Ecolab,” “Company,” “we” and “our” are to Ecolab Inc. and its subsidiaries, collectively.  As used herein and consistent with the Conflict Minerals Rule (as such term is defined below), (1) “Conflict Minerals” are columbite-tantalite (coltan), cassiterite, gold and wolframite, and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals, and (2) the “Conflict Minerals Rule” is, collectively, Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD.

Applicability of the Conflict Minerals Rule to Our Company

We are the global leader in water, hygiene and energy technologies and services that protect people and vital resources.  We deliver comprehensive programs and services to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, energy, healthcare, industrial and hospitality markets in more than 170 countries.  Our cleaning and sanitizing programs and products, pest elimination services, and equipment maintenance and repair services support customers in the foodservice, food and beverage processing, hospitality, healthcare, government and education, retail, textile care and commercial facilities management sectors.  Our products and technologies are also used in water treatment, pollution control, energy conservation, oil production and refining, steelmaking, papermaking, mining and other industrial processes.

We are required to make filings pursuant to the Conflict Minerals Rule because some of the products that we manufacture or contract to manufacture, in particular certain components of our control and dispensing equipment and healthcare product offerings, contain Conflict Minerals that are necessary to the functionality or production of the products.  Not all of our products contain Conflict Minerals.  In addition, the Conflict Minerals content in our products accounts for only a small percentage of the total materials content.

We do not directly source Conflict Minerals from mines, smelters or refiners, and we believe that we are in most cases many levels removed from these market participants.  We therefore have limited influence over them.  Furthermore, because of the depth, geographic diversity and constant evolution of our supply chain, and due to competitive factors, we often have significant difficulty identifying participants upstream from our direct suppliers.  However, through the efforts described in this Conflict Minerals Report, we seek to ensure that our sourcing practices are consistent with our Conflict Minerals Policy described below.

Reasonable Country of Origin Information

As required by the Conflict Minerals Rule, for 2014, we conducted a “reasonable country of origin inquiry” of the direct suppliers of the components, parts or products believed by us to contain Conflict Minerals. Based upon improvements to our scoping processes, the number of suppliers surveyed was reduced on a year-over-year basis by nearly 50%, which resulted in an improved response rate by over 25% and enabled us to better focus our time and attention on suppliers that ultimately were determined to be in-scope.

The suppliers identified to us smelters and refiners that processed or may have processed the necessary Conflict Minerals contained in our in-scope products that we had reason to believe sourced from the DRC and its adjoining countries.  This year, to achieve a greater level of specificity when determining the countries of origin of the Conflict Minerals provided to us by our suppliers, we enlisted the services of a third party service provider (the “Reviewer”) to review the smelters and refiners identified to us and provide us with a list of the countries of origin of the Conflict Minerals sourced by such smelters and refiners. Our country of origin determinations are derived from the information provided to us by the Reviewer.

Pursuant to the Conflict Minerals Rule, based on the results of our reasonable country of origin inquiry, we were required to conduct due diligence for 2014. These due diligence efforts are discussed below.

For our reasonable country of origin inquiry, to the extent applicable, we utilized the same processes and procedures as for our due diligence.

II.            Design of Due Diligence Measures

We designed our Conflict Minerals procedures based on, and in conformity in all material respects with, the applicable portions of the five step framework of the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk

Areas (2013 Second Edition), including the supplements on tin, tantalum and tungsten and gold (the “OECD Guidance”).  Selected elements of our program design are discussed below. The headings below conform to the headings used in the OECD Guidance for each of the five steps. Selected due diligence measures that we took in respect of 2014 are discussed below under “Due Diligence Measures Performed by Ecolab.”

1.                                      Establish strong company management systems

a.                                      We have a team of responsible personnel from our regulatory affairs, global supply chain and legal functions for the management and continued implementation of our Conflict Minerals compliance strategy. We also utilize specialist outside counsel and other advisors to assist us with our compliance efforts.

b.                                      We have adopted and communicate to our suppliers and the public a company policy regarding Conflict Minerals (the “Conflict Minerals Policy”) for our supply chain. Among other things, the Conflict Minerals Policy contains our expectations that our suppliers:  (i) supply materials to Ecolab that are “DRC Conflict-Free”;  (ii) adopt policies and management systems with respect to Conflict Minerals and require their suppliers to adopt similar policies and systems; (iii) establish their own due diligence program to ensure conflict-free supply chains; and (iv) respond to survey requests in a timely manner, and with full disclosure, following the specific instructions provided. The Conflict Minerals Policy indicates that, in the event Ecolab determines that a supplier’s efforts to comply with the Conflict Minerals Policy have been deficient and the supplier fails to cooperate in developing and implementing reasonable remedial steps, Ecolab reserves the right to take appropriate actions up to and including discontinuing purchases from the supplier.

c.                                       We utilize the Conflict Minerals Reporting Template (the “Conflict Minerals Reporting Template”) developed by the Conflict-Free Sourcing Initiative (the “CFSI”) to identify smelters and refiners in our supply chain. The Conflict Minerals Reporting Template requests suppliers to provide information concerning the usage and source of Conflict Minerals in their products, as well as information concerning their related compliance efforts.

d.                                      We are a member of the CFSI. Additionally, we participate as a member of the Conflict Minerals Task Force in the Twin Cities (Minneapolis-St. Paul) for the purpose of aligning our approach and establishing best practices with other firms with respect to compliance with the Conflict Minerals Rule.

e.                                       We have implemented an IT solution to engage our direct suppliers and to maintain responses relating to Conflict Minerals due diligence, including records of due diligence processes, findings and resulting decisions, in an electronic format for at least five years.

f.                                        Our forms of purchase order terms and conditions contain provisions relating to the sourcing of Conflict Minerals to be contained in our products.

g.                                       We include as a part of our supplier quality review process inquiries concerning the supplier’s policies and procedures relating to Conflict Minerals sourcing.

h.                                      In addition to other reporting methods set forth on our web site and in our Code of Conduct, we have a dedicated email address, conflictminerals@ecolab.com, which can be used by interested parties to contact Ecolab with respect to its supplier surveys, Conflict Minerals Policy and related matters.

2.                                      Identify and assess risk in the supply chain

a.                                      We request that suppliers provide us with information concerning the usage and source of Conflict Minerals in the parts that they sell to us and their related compliance efforts through the completion of a Conflict Minerals Reporting Template. We follow up by email with suppliers that do not respond to the request within a specified time frame.

b.                                      Our IT solution utilizes programming logic to review the Conflict Minerals Reporting Templates that we receive from suppliers and flags responses not conforming to specified criteria.

c.                                       Smelter and refiner information provided by suppliers is reviewed against the Standard Smelter Names tab of the Conflict Minerals Reporting Template and the list of known processing facilities published by the U.S. Department of Commerce (the “Commerce Department List”). To the extent that a smelter or refiner is not on either of these lists, we take additional steps to attempt to determine whether the listed entity is a smelter or refiner.

d.                                      Smelter and refiner information also is reviewed against the lists of “compliant” and “active” smelters and refiners and country of origin information published by the CFSI.

e.                                       Smelter and refiner information is also reviewed by the Reviewer to assist us in determining whether the smelters and refiners obtained Conflict Minerals from sources that directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country.

3.                                      Design and implement a strategy to respond to identified risks

a.                                      We have procedures for monitoring and reporting on risk to designated senior management on an ongoing basis. Pursuant to these procedures, our Conflict Minerals compliance team reports the findings of its compliance efforts to a steering committee comprised of management personnel from our global supply chain, regulatory affairs, legal, research and development and sustainability functions.

b.                                      We utilize a risk mitigation framework that allows for a flexible response commensurate with the risks identified. Under the framework, actions range from supplier education and follow-up to discontinuing purchases from a supplier.

4.                                      Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

With our membership in the CFSI, we support an industry initiative that audits smelters’ and refiners’ due diligence activities. The data on which we relied for certain statements in this Conflict Minerals Report was obtained through our membership in the CFSI.

5.                                      Report on supply chain due diligence

We file a Form SD and a Conflict Minerals Report with the Securities and Exchange Commission and make these documents available on our website at http://www.ecolab.com/investor.

III.          Due Diligence Measures Performed by Ecolab

Ecolab has performed the due diligence measures set forth below in respect of 2014. These are not all of the measures that we took in respect of 2014 in furtherance of our Conflict Minerals Policy and Conflict Minerals compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance.

1.                                      We sent requests to our in-scope suppliers to provide us with a completed Conflict Minerals Reporting Template. We followed up by email with the suppliers that did not provide a response within the specified time frame.

2.                                      We reviewed the completed responses received from the suppliers based on our approved review criteria to identify incomplete responses and specified sourcing risks and sent follow-up emails to suppliers providing incomplete or non-conforming responses.

3.                                      We reviewed the smelters and refiners identified to us by the suppliers against those contained on the Standard Smelter Names tab of the Conflict Minerals Reporting Template and the Commerce Department List. To the extent not on either of those lists, we consulted publicly available information to attempt to determine whether the identified entity was a smelter or refiner.

4.                                      To the extent that a completed response identified a smelter or refiner, we also reviewed that information against the list of compliant and active smelters and refiners and country of origin information published by the CFSI.

5.                                      We also enlisted the services of the Reviewer to help us determine whether the smelters and refiners identified to us obtained Conflict Minerals from sources that directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country.

6.                                      Our Conflict Minerals compliance team reported the findings of its compliance efforts in respect of 2014 to our management steering committee.

7.                                      We participated in independent third-party audits of smelters and refiners through our membership in the CFSI. In addition, one of the members of our Conflict Minerals practices team was a member of the CFSI due diligence practices team.

IV.          Product Information

For 2014, notwithstanding our compliance efforts, we were unable to determine the facilities at which at least a portion of the necessary Conflict Minerals contained in each of our in-scope products were processed. Accordingly, we also were unable to determine the country of origin for at least a portion of the necessary Conflict Minerals contained in each of our in-scope products.  However, none of the necessary Conflict Minerals contained in our in-scope products were determined by us to directly or indirectly finance or benefit armed groups in the DRC or an adjoining country.  We did not conclude that any of our products were “DRC conflict free.”  The terms “adjoining country,” “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule.

For 2014, our in-scope products were in the following product categories:

A. Equipment used for the control and dispensing of chemical products.

B. Healthcare patient management systems and other miscellaneous components related to our Healthcare products.

In connection with our due diligence, the suppliers identified to us the smelters and refiners listed in Annex I and Annex II below as having processed the necessary Conflict Minerals contained in our in-scope products in 2014. However, not all of the included smelters and refiners may have processed the necessary Conflict Minerals contained in our in-scope products.  In some cases, suppliers may have reported to us smelters and refiners that were not in our supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. The smelters and refiners listed in the Annexes may not be all of the smelters and refiners in our supply chain, since the suppliers were unable to identify the smelters and refiners of some of the necessary Conflict Minerals content contained in our in-scope products and because not all suppliers responded to our inquiries. Please see the notes accompanying the list of smelters and refiners in the Annexes for important information concerning the data in the list, including the audit status of the smelters and refiners under the Conflict-Free Smelter Program (“CFSP”) assessment protocols.

In addition to sourcing from recycled and scrap sources, Ecolab believes the country of origin of the Conflict Minerals sourced by smelters and refiners listed in Annex I to be the following:  Angola, Argentina, Armenia, Australia, Austria, Belgium, Belarus, Bolivia, Brazil, Burundi, Canada, Chile, China, DRC- Congo (Kinshasa), Estonia, Ethiopia, France, Germany, Ghana, Guinea, Guyana, Hong Kong, India, Indonesia, Italy, Japan, Jersey, Kazakhstan, Kyrgyzstan, Laos, Malaysia, Mali, Mexico, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, Niger, Nigeria, Papua New Guinea, Peru, Philippines, Poland, Portugal, Russia, Rwanda, Saudi Arabia, Sierra Leone, Singapore, South Africa, South Korea, Spain, Suriname, Sweden, Switzerland, Taiwan, Tajikistan, Tanzania, Thailand, Turkey, United Arab Emirates, United Kingdom, United States, Uzbekistan, Vietnam, Zambia, Zimbabwe.

Annex II lists the smelters or refiners for which Conflict Minerals country of origin information was not available.

Of the approximately 225 smelters and refiners listed in the Annexes, 26 smelters and refiners were identified as sources of Conflict Minerals from the DRC or adjoining countries. All 26 of such smelters and refiners are listed as compliant by the CFSI.

We endeavored to determine the mine or location of origin of the necessary Conflict Minerals contained in our in-scope products by requesting that the suppliers provide us with a completed Conflict Minerals Reporting Template. Additionally, the Reviewer assisted us in determining whether the smelters and refiners identified to us by our suppliers obtained Conflict Minerals from sources that directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country.

V.            Steps to Improve Due Diligence

We intend to take the following additional steps to mitigate the risk that our necessary Conflict Minerals benefit armed groups:

•                  We are making enhancements to our global supply chain IT solutions with a view to further reducing the number of direct suppliers that are part of our outreach, thereby allowing for more targeted supplier engagement.

•                  Continue follow-up with direct suppliers that were unresponsive or provided non-conforming responses to improve response rates and quality of information.

•                  Continue our membership in CFSI.

ANNEX I

The table below lists the smelters and refiners for which country of origin information for Conflict Minerals was available.

Mineral	Smelter or Refiner Name	Smelter or Refiner Status
Gold	Aida Chemical Industries Co. Ltd.	Compliant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Compliant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Other
Gold	AngloGold Ashanti Córrego do Sítio Minerção	Compliant
Gold	Argor-Heraeus SA	Compliant
Gold	Asahi Pretec Corporation	Compliant
Gold	Asaka Riken Co Ltd	Active
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Compliant
Gold	Aurubis AG	Compliant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Other
Gold	Bauer Walser AG	Other
Gold	Boliden AB	Compliant
Gold	C. Hafner GmbH + Co. KG	Compliant
Gold	Caridad	Other
Gold	CCR Refinery - Glencore Canada Corporation	Compliant
Gold	Cendres + Métaux SA	Active
Gold	Chimet S.p.A.	Compliant
Gold	China National Gold Group Corporation	Other
Gold	Chugai Mining	Other
Gold	Codelco	Other
Gold	Colt Refining	Other
Gold	Daejin Indus Co. Ltd	Other
Gold	Daye Non-Ferrous Metals Mining Ltd.	Other
Gold	Do Sung Corporation	Other
Gold	Dowa Mining Co., Ltd.	Compliant
Gold	Eco-System Recycling Co., Ltd.	Compliant
Gold	FSE Novosibirsk Refinery	Other
Gold	Gansu Seemine Material Hi-Tech Co Ltd	Other
Gold	Geib Refining Corp	Other
Gold	Guangdong Jinding Gold Limited	Other
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	Other
Gold	Heimerle + Meule GmbH	Compliant
Gold	Heraeus Ltd. Hong Kong	Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	Compliant
Gold	Hwasung CJ Co. Ltd	Other
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Other
Gold	Istanbul Gold Refinery	Compliant
Gold	Japan Mint	Compliant
Gold	Johnson Matthey Ltd	Compliant
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Compliant
Gold	JSC Uralelectromed	Compliant
Gold	JX Nippon Mining & Metals Co., Ltd.	Compliant

Mineral	Smelter or Refiner Name	Smelter or Refiner Status
Gold	Kazzinc Inc.	Compliant
Gold	Kennecott Utah Copper LLC	Compliant
Gold	Kojima Chemicals Co., Ltd	Compliant
Gold	Korea Metal Co. Ltd	Other
Gold	Kyrgyzaltyn JSC	Other
Gold	L’ azurde Company For Jewelry	Compliant
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	Other
Gold	LS-NIKKO Copper Inc.	Compliant
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd	Other
Gold	Materion	Compliant
Gold	Matsuda Sangyo Co., Ltd.	Compliant
Gold	Metalor Technologies (Hong Kong) Ltd	Compliant
Gold	Metalor Technologies (Singapore) Pte. Ltd.	Compliant
Gold	Metalor Technologies (Suzhou) Co Ltd	Other
Gold	Metalor Technologies SA	Compliant
Gold	Metalor USA Refining Corporation	Compliant
Gold	Met-Mex Peñoles, S.A.	Compliant
Gold	Mitsubishi Materials Corporation	Compliant
Gold, Tantalum	Mitsui Mining and Smelting Co., Ltd.	Compliant
Gold	Moscow Special Alloys Processing Plant	Other
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Compliant
Gold	Navoi Mining and Metallurgical Combinat	Other
Gold	Nihon Material Co. LTD	Compliant
Gold	Ohio Precious Metals, LLC	Compliant
Gold	Ohura Precious Metal Industry Co., Ltd	Compliant
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Compliant
Gold	OJSC Kolyma Refinery	Other
Gold	PAMP SA	Compliant
Gold	Penglai Penggang Gold Industry Co Ltd	Other
Gold	Prioksky Plant of Non-Ferrous Metals	Other
Gold	PT Aneka Tambang (Persero) Tbk	Compliant
Gold	PX Précinox SA	Compliant
Gold	Rand Refinery (Pty) Ltd	Compliant
Gold	Royal Canadian Mint	Compliant
Gold	Sabin Metal Corp.	Other
Gold	SAMWON METALS Corp.	Other
Gold	Schöne Edelmetaal B.V.	Compliant
Gold	SEMPSA Joyería Platería SA	Compliant
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Compliant
Gold	So Accurate Group, Inc.	Other
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Active
Gold	Solar Applied Materials Technology Corp.	Compliant
Gold	Sumitomo Metal Mining Co., Ltd.	Compliant
Gold	Tanaka Kikinzoku Kogyo K.K.	Compliant
Gold	The Great Wall Gold and Silver Refinery of China	Other
Gold	The Refinery of Shandong Gold Mining Co. Ltd	Compliant

Mineral	Smelter or Refiner Name	Smelter or Refiner Status
Gold	Tokuriki Honten Co., Ltd	Compliant
Gold	Torecom	Active
Gold	Umicore Brasil Ltda	Compliant
Gold	Umicore Precious Metals Thailand	Compliant
Gold	United Precious Metal Refining, Inc.	Compliant
Gold	Valcambi SA	Compliant
Gold	Western Australian Mint trading as The Perth Mint	Compliant
Gold	Yamamoto Precious Metal Co., Ltd.	Compliant
Gold	Yantai Guodasafina High-tech Environmental Refinery CO., Ltd.	Other
Gold	Yokohama Metal Co Ltd	Active
Gold	Yunnan Copper Industry Co Ltd	Other
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Compliant
Gold	Zijin Mining Group Co. Ltd	Compliant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	Compliant
Tantalum	Conghua Tantalum and Niobium Smeltry	Compliant
Tantalum	Duoluoshan Sapphire Rare Metal Co., Ltd.	Compliant
Tantalum	F&X Electro-Materials Ltd.	Compliant
Tantalum	Global Advanced Metals Boyertown	Compliant
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	Compliant
Tantalum	H.C. Starck Hermsdorf GmbH	Compliant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	Compliant
Tantalum	Hi-Temp Specialty Metals, Inc.	Compliant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	Compliant
Tantalum	Jiujiang Tanbre Co., Ltd.	Compliant
Tantalum	Kemet Blue Powder	Compliant
Tantalum	King-Tan Tantalum Industry Ltd	Compliant
Tantalum	LSM Brasil S.A.	Compliant
Tantalum	Metallurgical Products India (Pvt.) Ltd.	Compliant
Tantalum	Molycorp Silmet A.S.	Compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Compliant
Tantalum	Plansee SE Liezen	Compliant
Tantalum	QuantumClean	Compliant
Tantalum	RFH Tantalum Smeltry Co., Ltd	Compliant
Tantalum	Shanghai Jiangxi Metals Co., Ltd.	Other
Tantalum	Taki Chemicals	Compliant
Tantalum	Telex	Compliant
Tantalum	Ulba	Compliant
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd	Compliant
Tantalum	Zhuzhou Cemented Carbide Group Co Ltd	Compliant
Tin	Alpha	Compliant
Tin	China Rare Metal Materials Company	Other
Tin	China Tin Group Co., Ltd.	Active
Tin	CNMC (Guangxi) PGMA Co. Ltd.	Other
Tin	Cooper Santa	Other
Tin	CV Duta Putra Bangka	Other
Tin	CV Makmur Jaya	Other
Tin	CV Nurjanah	Other

Mineral	Smelter or Refiner Name	Smelter or Refiner Status
Tin	CV Prima Timah Utama	Other
Tin	CV Serumpun Sebalai	Other
Tin	CV United Smelting	Compliant
Tin	Empresa Metallurgica Vinto	Compliant
Tin	Estanho de Rondônia S.A.	Other
Tin	Fenix Metals	Active
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	Compliant
Tin	Gejiu Zi-Li	Other
Tin	Huichang Jinshunda Tin Co. Ltd	Other
Tin	Jiangxi Nanshan	Other
Tin	Linwu Xianggui Smelter Co	Other
Tin	Magnu’s Minerais Metais e Ligas LTDA	Compliant
Tin	Malaysia Smelting Corporation (MSC)	Compliant
Tin	Melt Metais e Ligas S/A	Compliant
Tin	Mineração Taboca S.A.	Compliant
Tin	Minsur	Compliant
Tin	Novosibirsk Integrated Tin Works	Other
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Active
Tin	Operaciones Metalurgical S.A.	Other
Tin	Poongsan Corporation	Other
Tin	PT Alam Lestari Kencana	Other
Tin	PT Artha Cipta Langgeng	Compliant
Tin	PT Babel Inti Perkasa	Compliant
Tin	PT Babel Surya Alam Lestari	Other
Tin	PT Bangka Kudai Tin	Other
Tin	PT Bangka Putra Karya	Compliant
Tin	PT Bangka Timah Utama Sejahtera	Other
Tin	PT Bangka Tin Industry	Compliant
Tin	PT Belitung Industri Sejahtera	Compliant
Tin	PT BilliTin Makmur Lestari	Active
Tin	PT Bukit Timah	Compliant
Tin	PT DS Jaya Abadi	Compliant
Tin	PT Eunindo Usaha Mandiri	Compliant
Tin	PT HP Metals Indonesia	Other
Tin	PT Justindo	Other
Tin	PT Koba Tin	Other
Tin	PT Mitra Stania Prima	Compliant
Tin	PT Pelat Timah Nusantara Tbk	Other
Tin	PT Refined Bangka Tin	Compliant
Tin	PT Sariwiguna Binasentosa	Compliant
Tin	PT Stanindo Inti Perkasa	Compliant
Tin	PT Sumber Jaya Indah	Active
Tin	PT Tambang Timah	Other
Tin	PT Tinindo Inter Nusa	Compliant
Tin	PT Yinchendo Mining Industry	Other
Tin	Rui Da Hung	Active
Tin	Soft Metais, Ltda.	Other

Mineral	Smelter or Refiner Name	Smelter or Refiner Status
Tin	Thaisarco	Compliant
Tin	White Solder Metalurgia e Mineração Ltda.	Compliant
Tin	Yunnan Tin Company Limited	Compliant
Tungsten	A.L.M.T. Corp.	Active
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	Active
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	Active
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	Compliant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	Compliant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Compliant
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	Active
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	Compliant
Tungsten	Global Tungsten & Powders Corp.	Compliant
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	Active
Tungsten	H.C. Starck GmbH	Active
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	Active
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Compliant
Tungsten	Japan New Metals Co., Ltd.	Compliant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	Compliant
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	Other
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Active
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Active
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	Active
Tungsten	Kennametal Fallon	Active
Tungsten	Kennametal Huntsville	Active
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	Compliant
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Active
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Compliant
Tungsten	Wolfram Bergbau und Hütten AG	Compliant
Tungsten	Wolfram Company CJSC	Active
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	Compliant
Tungsten	Xiamen Tungsten Co., Ltd.	Compliant
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Active

The following notes apply to Annex I above as well as to Annex II below:

(1)                                 The table only includes entities that were listed as smelters or refiners by an independent third-party or that we were able to independently determine were smelters or refiners.

(2)                                 All certification status information in the table is as of April 30, 2015.

(3)                                 “Compliant” means that a smelter or refiner was compliant with the applicable Conflict-Free Smelter Program (“CFSP”) assessment protocols or was listed as “Re-audit in progress,” irrespective of the “valid until” date of its certification. Compliant smelters and refiners were not necessarily compliant with the CFSP assessment protocols for all or part of 2014 and may not continue to be compliant for any future period.  We do not have information on the origin of the Conflict Minerals processed by any of the Compliant smelters and refiners prior to their respective determination dates.

(4)                                 “Active” means that, according to information published by the CFSI, the smelter or refiner has submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP, has agreed to complete a CFSP compliance audit conducted by an independent third party auditor or, the smelter has agreed to complete a CFSP validation within two years of membership issuance by the Tungsten Industry — Conflict Minerals Council.

(5)                                 The designations of Compliant and Active reflected in the table are based solely on information made publicly available by the CFSI, without independent verification by us.

(6)                                 “Other” means that a smelter or refiner has not otherwise received a designation by the CFSI, but (i) is otherwise listed on the Standard Smelter Names tab to the Conflict Minerals Reporting Template and/or the Commerce Department List or (ii) we were able to independently determine were a smelter or refiner.

ANNEX II

The table below lists the smelters and refiners for which country of origin information for Conflict Minerals was unavailable.

Mineral	Smelter or Refiner Name	Smelter or Refiner Status
Gold	Doduco	Active
Gold	Hunan Chenzhou Mining Group Co., Ltd.	Other
Gold	Ishifuku Metal Industry Co., Ltd. (1)	Compliant
Gold	TongLing Nonferrous Metals Group Holdings Co., Ltd.	Other
Gold	Umicore SA Business Unit Precious Metals Refining (1)	Compliant
Tantalum	Mineração Taboca S.A. (1)	Compliant
Tantalum	Solikamsk Metal Works (1)	Compliant
Tin	Dowa Mining Co., Ltd. (1)	Compliant
Tin	PT Fang Di MulTindo	Other
Tin	PT Karimun Mining	Active
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	Active
Tungsten	Jiangxi Richsea New Materials Co., Ltd.	Other

(1)                 Facility is CFSI compliant, but country of origin information was not available to Ecolab.

(2)      Please see the notes following Annex I, which also apply to this table.